Exhibit 99.1

La Cortez Energy Appoints William Girón as Production and Operations Manager Completing Its Initial Manager Technical Team with Carlos Lombo, Chief Geologist
Monday January 12, 2:00 am ET

BOGOTÁ, Colombia--(BUSINESS WIRE)--La Cortez Energy, Inc. (OTCBB:LCTZ - News) (“La Cortez” or the “Company”) is pleased to announce that Mr. William Girón has joined the Company as our Production and Operations Manager effective January 7TH, 2009.

Mr. Girón brings over 26 years of oil and gas experience to La Cortez. Most recently, from 2007 to date, Mr. Girón was the Production Manager for Hocol’s Magdalena Valley assets where he was responsible for production in excess of 18,000 BOED (Barrels of Oil Equivalent per day), a capital expenditure budget exceeding US $130 million, and relationships with Ecopetrol, the Colombian state-controlled oil company, the Colombian Ministry of Mines, local government officials and third parties private partners. Mr. Girón also performed in other capacities at Hocol as field asset manager for the heavy crude oil of La Hocha field, as a reservoir engineer and a field development manager.

Prior to joining Hocol, Mr. Girón was employed by Texas Petroleum Company (Texaco) from 1982 to 1995. He was an independent consultant from 1996 to 1997. At Texaco, Mr. Girón held various posts as a production and reservoir engineer and as an assistant superintendent. He was involved in activities including budgeting and planning, reservoir management, production enhancement and pipeline operations management. Mr. Girón has a B.S. in Petroleum Engineering from the Universidad de America in Bogotá.

Mr. Girón will work closely with Mr. Carlos Lombo, our Chief Geologist. Mr. Lombo, also an industry veteran, brings more than 23 years of industry experience to La Cortez. Before joining La Cortez, Mr. Lombo was a consultant for a number of multinational corporate and local government entities including, but not limited to, BP Exploration, Occidental Petroleum Colombia, Nexen Petroleum, Ecopetrol, Solana Resources and the Agencia Nacional de Hidrocarburos (ANH), Colombia’s regulatory hydrocarbon agency.

Before working as a consultant, Mr. Lombo was employed by Ecopetrol from 1986 to 2003 as an exploration geologist and a project manager across every major basin in Colombia. Mr. Lombo has an extraordinary wealth of knowledge and connections that he brings to La Cortez. Mr. Lombo is a graduate of the National University of Colombia where he obtained degree in geology.

CEO and President Andres Gutierrez commented, "I am very pleased to announce the appointment of William Girón as our Production and Operations Manager. Mr. Girón will be a pivotal element in the development of La Cortez as a significant player in the South American energy sector as he brings vast experience and knowledge in the energy industry to La Cortez. With the appointment of Mr. Girón, we have established a complete, well-seasoned technical team perfectly suited to identify business opportunities and see them through to fruition. Mr. Girón and Mr. Lombo, our Chief Geologist, will be working hand-in-hand to establish synergies and efficient management of our corporate resources."

About La Cortez Energy, Inc.

La Cortez Energy, Inc. is an early stage oil and gas exploration and production company currently pursuing a business strategy in the energy sector in South America, with an initial focus on identifying oil and gas exploration and production opportunities in Colombia. To that end, the Company has established a subsidiary, La Cortez Energy Colombia, E.U., with offices in Bogotá, Colombia, and recently signed a Memorandum of Understanding for a 50% working interest in the Putumayo 4 block in Colombia.

For more information, please contact the Company’s Investor Relations department at 888-805-(LCTZ)5289 or by email info@lacortezenergy.com.

Exhibit 99.1

www.lacortezenergy.com

Forward-Looking Statements

Certain statements in this news release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company, including, but not limited to, the Company's ability to identify corporate acquisition, farm-in and/or joint venture opportunities in the energy sector in Colombia and Peru and, more generally, in Latin America, to establish the technical and managerial infrastructure and to raise the necessary capital to take advantage of, and successfully participate in such opportunities, future economic conditions, political stability and volatility and decreases in energy prices. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.

Contact:
La Cortez Energy, Inc., Bogotá
Bruce Nurse, 303-662-1991